CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                         MONTHLY REPORT - September 2007
                                   -----------



                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------


Net Asset Value (1,622,986.066 units) at August 31, 2007      $4,419,924,285
Additions of 1,238.232 units on September 30, 2007                 3,430,934
Redemptions of (37,762.629) units on September 30, 2007         (104,633,434)
Offering Costs                                                      (427,696)
Net Income (Loss) - September 2007                                77,506,199
                                                              --------------

Net Asset Value (1,586,461.669 units) at September 30, 2007   $4,395,800,288
                                                              ==============

Net Asset Value per Unit at September 30, 2007                $     2,770.82
                                                              ==============



                           STATEMENT OF INCOME (LOSS)
                           --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                  $  (21,471,835)
    Change in unrealized                                          19,753,313
  Gains (losses) on forward and options on forward contracts:
    Realized                                                    (235,901,876)
    Change in unrealized                                         325,071,589
  Interest income                                                 17,014,266
                                                              --------------

                                                                 104,465,457
                                                              --------------

Expenses:
  Brokerage fee                                                   26,802,200
  Performance fee                                                          0
  Operating expenses                                                 157,058
                                                              --------------

                                                                  26,959,258
                                                              --------------

Net Income (Loss) - September 2007                            $   77,506,199
                                                              ==============


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                                 FUND STATISTICS
                                 ---------------


Net Asset Value per Unit on September 30, 2007                     $  2,770.82

Net Asset Value per Unit on August 31, 2007                        $  2,723.33

Unit Value Monthly Gain (Loss) %                                       1.74  %

Fund 2007 calendar YTD Gain (Loss) %                                 (11.45) %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Executive Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit

Dear Investor,

Currency trading drives performance for the month...

Global central bank intervention, which includes the long-awaited FOMC rate cut decision announced mid-month, restored investor confidence, and normalcy returned to global financial markets. The Fund earned the majority of its gains in the foreign exchange markets as higher-yielding currencies once again gained favor.

Trading in the stock indices sector also posted positive results, as the markets breathed a collective sigh of relief that the Federal Reserve was seriously addressing the credit crisis and resulting economic impact.

Fixed Income trading finished slightly negative as yields on the long-end were little changed and investor risk appetite increased only moderately into month-end. Energy and base metals trading finished slightly negative as fundamentals were ignored by the market's desire for commodities in this weakening dollar environment which exacerbated price action to the upside.

Although Campbell portfolios maintained a lower risk posture throughout the month of September, full re-engagement will resume in early October.

The third quarter 2007 proved unusually painful, but we look forward to the potential opportunities the last quarter may provide. Please do not hesitate to contact me if you have any questions.

Sincerely,

Terri Becks
President & CEO